EXHIBIT 10.27

                               Onelink Corporation
                    One Market Plaza, Spear Tower, Suite 3600
                             San Francisco, CA 94105


April 21, 2006

Alan K. Geddes
6 Barrie Way
Mill Valley, CA  94941

Re:      Separation and Release Agreement

Dear Alan:

This letter sets forth the terms of the Separation and Release Agreement ("Agreement") between you and Onelink Corporation (the "Company") concerning your separation from the Company. Additionally, in return for payments and benefits that you are not otherwise entitled to receive, this Agreement contains waivers and releases described in detail below.

1.   EMPLOYMENT STATUS
     -----------------
     Your final day of employment as Chief Financial Officer and all other positions with the Company was April 14, 2006. You will receive your unpaid regular earnings and payment for your accrued but unused vacation through that date on the Company's next regular payroll date of April 28, 2006.

2.   SEVERANCE AND CONSULTING OBLIGATIONS AND BENEFITS
     -------------------------------------------------
     The Company will pay you an amount equal to nine months (which equals $168,750) of your normal compensation, less normal deductions for taxes and other required withholdings ("Severance Cash Payments"). The Severance Cash Payments will be made by check and mailed to your home address set forth above in installments based on the schedule attached as Schedule A. During approximately the next month you will assist the Company with the preparation, and filing with the SEC, of the Company's required reports (the 10-KSB/A Report due April 30, 2006 and the 10-QSB Report due May 15,
     2006). You will not be required to work any minimum number of hours, but you will devote such time and attention consistent with past practices involving SEC reports to accomplish these projects. Other persons will be responsible for the primary drafting and timely filing of these documents, but you will review and comment on the drafts prior to filing. You also will complete and sign the Management Questionnaire that was distributed to you last week, and return it to the CEO no later than April 22, 2006. If any additional services are requested by the Company, you will be compensated as a 1099 consultant at an hourly rate of $135.



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     The Company has granted to you options to purchase up to 300,000 shares of the Company's common stock. The option agreements related to these option grants will be amended and restated as of April 14, 2006 to provide for:
     (i) the termination of your options to purchase 50,000 shares at $1.50 per share; (ii) the full vesting of 140,000 shares of your options to purchase 250,000 shares at $1.00 per share, with a right by you to exercise any or all of your vested shares through April 14, 2011; and (iii) the termination of the balance of options to purchase 110,000 shares at $1.00 per share.

     We agree that the agreement between the Company and Geddes Consulting Associates is terminated, effective this date, and that no amounts are due from the Company to Geddes Consulting Associates except for uninvoiced amounts covering the consulting services rendered prior to the date hereof by Daryl Stemm, which amount shall be paid within 30 days of the Company's receipt of an invoice from Geddes Consulting Associates; provided, also, that if the Company uses the services of Daryl Stemm at any time from the date hereof through December 31, 2006, the Company shall pay Geddes Consulting Associates for such services at the standard hourly rate.

3.   CONFIDENTIALITY
     ---------------
     By signing this Agreement you agree that you will not use or disclose confidential or privileged information relating to the Company or any of its activities, including without limitation information about current or future projects, marketing information, financing and other financial information, business plans, customers, patents or patent applications, trade secrets, and personnel information (including employee names, home addresses, phone numbers, compensation, or job descriptions or responsibilities), and you agree to continue to comply with the Employee Proprietary Information Agreement executed by you on August 1, 2005.

     The commitments to confidentiality set forth in this Section 3 are an essential part of the consideration for the Company to enter into this Agreement and breach of any of these commitments would constitute a material breach of this Agreement. If you breach this section you will immediately cease to receive benefits under this Agreement and the Company will take legal action against you as appropriate.

     The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements (including attaching this Agreement as an exhibit to Form 8-K); and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

4.   WAIVER, RELEASE AND COVENANT NOT TO SUE
     ---------------------------------------
     In exchange for the benefits described in paragraph 2 above, except as stated in this Agreement, you, Geddes Consulting Associates, and your other affiliates release and forever discharge the Company and its former or current directors, officers, employees, members, agents, successors, predecessors, subsidiaries, affiliates, assigns and attorneys (the "Released Parties") from any and all charges, claims, damages, injury and actions, in law or equity, which you or your heirs, successors, executors, or other representatives ever had, now have, or may have by reason of any act, omission, matter, cause or thing through the date of your execution of this Agreement. You understand that this Agreement is a General Release of all claims you may have against the Released Parties based on any act, omission, matter, case or thing through the date of your execution of this Agreement, whether known or unknown.



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     You realize there are many laws and regulations governing the employment relationship. These include, but are not limited to, Title VII of the Civil Rights Acts of 1964 and 1991; the Americans with Disabilities Act; the Age Discrimination in Employment Act; the National Labor Relations Act; 42 U.S.C. ss. 1981; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974 (other than any accrued benefit(s) to which you have a non-forfeitable right under any pension benefit plan); other state, local, and federal employment laws; and any amendments to any of the foregoing. You also understand there may be other statutes and laws of contract and tort that also relate to your employment. By signing this Agreement, you waive and release any rights you may have against the Released Parties under these and any other laws based on any act, omission, matter, cause or thing through the date of your execution of this Agreement. With respect to the released claims, You also agree not to initiate, join, or voluntarily participate in any action or suit in any court or to accept any damages or other relief from any such proceeding brought by anyone else based on any act, omission, matter, cause or thing through the date of your execution of this Agreement.

     You expressly waive Section 1542 of the California Civil Code, which provides:

     "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release which if known by him must have materially affected his settlement with the debtor."

     Notwithstanding the above, it is agreed that your release does not include a release of any claims you may have for indemnification.

     Except as stated in this Agreement, the Released Parties hereby generally and completely release you and Geddes Consulting Associates from any and all known charges, claims, damages, injury and actions, in law or equity, which the Released Parties ever had, now have, or may have by reason of any act, omission, matter, cause or thing through the date of the Company's execution of this Agreement. With respect to the released claims, the Released Parties also agree not to initiate, join, or voluntarily participate in any action or suit in any court or to accept any damages or other relief from any such proceeding brought by anyone else based on any act, omission, matter, cause or thing through the date of the Company's execution of this Agreement.

5.   NOTICE AND REVOCATION PERIOD
     ----------------------------
     This document is important. We advise you to review it carefully and consult any legal or financial advisors you desire, before signing it. If you agree to the terms of this Agreement, sign in the space below where your agreement is indicated and return the Agreement to Ed Nichols, 8950 Scenic Pine Drive, Parker, CO 80134. The benefits identified in this Agreement are contingent on your agreeing to the release of claims. You will have twenty-one (21) calendar days from the date you receive this document to consider whether to sign this Agreement. If you choose to sign the Agreement before the end of that twenty-one day period, you certify that you did so voluntarily for your own benefit and not because of any coercion.


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     You should also understand that even after you have signed this Agreement, you have seven (7) calendar days to revoke it. To revoke your acceptance of this Agreement, Ed Nichols must receive written notice before the end of the seven-day period. In the event you revoke or do not accept this Agreement, you will not be entitled to any of the payments or benefits that you would be entitled to by virtue of entering into this Agreement. Additionally, any obligations on behalf of either party under this Agreement shall be null and void. If you do not revoke this Agreement within seven (7) days after you sign it, it will be final, binding, and irrevocable.

6.   RETURN OF PROPERTY
     ------------------
     You hereby affirm that within five (5) business days of your signature below you will return to the Company all documents, records, customer/client lists, data, or other non-public information that is recorded in any manner and was furnished to you or produced by you in connection with your employment, with the exception of documents relating to compensation or benefits to which you are entitled following the termination of your employment and those documents necessary for your to perform the tasks described in paragraph 2, above. You also affirm that within five (5) business days of your signature below you will have returned all Company property and equipment, including but not limited to computers, back-up tapes and laptops, except for such materials as are necessary for you to perform the tasks described in paragraph 2, above. Further, you affirm that you will not make any attempts to access any Company data after your final day of employment, except as necessary to perform the tasks described in paragraph 2, above. It is agreed that with the Company's advance approval you can delete any duplicative business emails and documents in lieu of returning them to the Company.

7.   DISPUTE RESOLUTION
     ------------------
     Any future disputes between you and the Company or any of its former, current or future parents, subsidiaries or affiliates (except claims for injunctive relief necessary to prevent irreparable harm or for unemployment compensation) shall be submitted to binding arbitration in San Francisco, California before one arbitrator. The arbitration shall be by JAMS pursuant to the Federal Arbitration Act and shall be administered by and conducted pursuant to the JAMS Employment Arbitration Rules and Procedures. The decision of the arbitrator shall be final and may be recorded as a judgment in a court of competent jurisdiction. The prevailing party in arbitration shall recover reasonable attorneys' fees and costs incurred in connection with the arbitration.

8.   NON-DISPARAGEMENT
     -----------------
     You agree to refrain from making any derogatory or defamatory remarks or comments that may disparage the Company, or any officer, employee, attorney or agent of the Company. The Company likewise agrees to refrain from making any derogatory or defamatory remarks or comments that may disparage you. Notwithstanding the above, it is understood that the Company and you may respond accurately and fully to any question, inquiry or request for information when required by legal process.

     The CEO of the Company will instruct all employees of the Company that the CEO will be the only person in the Company to respond to any inquiries regarding you. You and the CEO have agreed to a letter of reference, the form of which is attached hereto as Exhibit 1. The CEO will send a final letter of reference to you on the Company's letterhead within five (5) business days of the effective date of this Agreement. In any employment reference calls, the CEO will give a reference consistent with this letter of reference. With respect to statements made to third parties concerning the end of your employment, the Company and you agree that the following statements are appropriate: "The Company and Alan have mutually agreed that Alan would leave the Company's employment in order to allow him to pursue his consulting practice and other business opportunities. We have enjoyed a productive relationship and wish each other well. In addition, after leaving his employment, Alan will continue to consult with and advise the Company, as he did prior to becoming the Company's CFO."

     Except as required by law, the Company will provide you a draft of: (i) any press release it decides to make regarding your departure, and (ii) the Form 8-K it plans to file with the SEC to report your departure, and, in each instance, will ask for your advance comment prior to release or filing.

9.   COOPERATION WITH LEGAL PROCEEDINGS
     ----------------------------------
     You agree to reasonably cooperate with the Company, its subsidiaries and any affiliated companies (collectively the "Companies") in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of any of the Companies, which relate to events or occurrences that transpired while you were employed by any of the Companies. Your reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of any of the Companies. You also agree to reasonably cooperate with any of the Companies in connection with any investigation or review of any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by any of the Companies. You understand that in any legal action, investigation, or review covered by this paragraph that the Company expects you to provide only accurate and truthful information or testimony. Unless precluded by law, the Company will compensate you for your time at an hourly rate of $135 on a 1099 basis for any such work.

10.  NATURE OF AGREEMENT
     -------------------
     You acknowledge that in signing this Agreement you have relied only on the promises written in this Agreement, and not on any other promise made by the Company. You understand that the Company believes that at all times during your employment and separation from the Company it has treated you fairly and lawfully and that the Company is offering you this Agreement to ensure an amicable separation and assist you in making the transition to other employment. This Agreement contains the complete understanding between the parties regarding the subject matter herein and supersedes and replaces any prior agreements between you and the Company, both written and oral. This Agreement may only be changed in writing and when signed by both you and the Company. This Agreement will be governed by the laws of the State of California, regardless of California or any other choice of law provision.

Very truly yours,


/s/ W. Edward Nichols
---------------------
W. Edward Nichols
Director


By signing below, I do hereby certify that I understand and accept the terms of this Separation and Release Agreement.


/s/ Alan K. Geddes                                      April 22, 2006
--------------------------------------                  --------------
Alan K. Geddes                                               Date


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